FOR IMMEDIATE RELEASE

INNOPHOS ENTERS INTO EXPANDED $325 MILLION
SENIOR SECURED BANK CREDIT FACILITY

CRANBURY, New Jersey – (December 21, 2012) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced that it had amended and restated its senior secured credit facility with a group of bank lenders, increasing the company’s borrowing capacity by $100 million to $325 million, while reducing interest rates for the next five years.

The new Innophos credit facility features:

•	A $100 million term loan amortizing at 1% per quarter and a $225 million revolving credit line with letter of credit subfacility of up to $20 million.

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Interest at London interbank offered rate (LIBOR) or base rate plus an initial margin of 150 basis points (bps) for LIBOR and 50 bps for base rate loans. The margin is linked to overall company leverage as computed under the facility and will range from 125-225 bps for LIBOR and 25-125 bps for base rate loans.

•	An optional feature allowing the borrowers to request, subject to the lenders’ agreement, an additional $50 million increase in the revolving line with terms set in advance under the facility.

•	Customary affirmative and negative covenants for a senior facility of this kind, including those governing total leverage, senior leverage and fixed charge coverage.

•	Collateral given by Innophos covering substantially all assets of its U.S. operations and a pledge of certain of its foreign holding company stock.

Simultaneously with initiating the new senior facility, Innophos entered into an interest rate swap, with a swap start date of December 31, 2012, swapping the LIBOR exposure on $100 million of floating rate debt under the new senior facility to a fixed rate to maturity obligation of 0.9475%.

For the quarter ending December 31, 2012, the company expects to record a one time charge to interest expense of approximately $1 million reflecting a write down of deferred financing costs related to the 2010 facility and higher interest rates incurred in December 2012 to facilitate the refinancing.

Neil Salmon, Vice President and Chief Financial Officer of Innophos, commented, “This new credit facility allows us to lock in favorable market interest rates for the next five years and provides us additional capacity to support our strategic objectives, including our ongoing investment plans.”

The offering was led by Wells Fargo Bank, National Association, as administrative agent, and Bank of America, N.A., as syndication agent.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other mineral ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
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Innophos Holdings, Inc.                 FTI Consulting, Inc.
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